                                                       EXHIBIT 10.3
EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of October 31, 2005, between Electro Rent Corporation, a
California corporation ("Electro Rent"), and Craig R. Jones
("Executive") with reference to the following facts:

     Executive and Electro Rent wish to enter into an employment contract providing for the continued employment of Executive on the terms and conditions set forth herein.  Capitalized terms not otherwise defined are defined in Schedule 0 hereto.

     NOW THEREFORE, based on the mutual covenants contained herein, the parties agree as follows:

1.        Employment and Duties.  From the date hereof until a
termination under Section 2 (the "Employment Period"), Electro Rent hereby agrees to employ Executive and Executive hereby accepts employment with Electro Rent under the terms and conditions set forth in this Agreement.  Executive shall be employed as Electro
Rent's Vice President and Chief Financial Officer, with the duties and responsibilities commensurate with his position as may be assigned by Electro Rent.

2.        At Will Employment.  Executive's employment under this
Agreement shall be "at-will," without a fixed term, and may be terminated by Electro Rent or Executive at any time, with or without notice, for any reason or no reason (and no reason need be given).  The Employment Period shall terminate automatically on
Executive's death.

3.        Compensation.  As compensation for the performance by
Executive of all of his obligations under this Agreement, during the Employment Period Electro Rent shall pay to Executive (i) a base salary, currently paid at the rate of One Hundred Seventy One
Thousand Five Hundred Dollars ($171,500) per annum, subject to adjustment hereafter, payable in accordance with Electro Rent's normal practices for its senior executive officers (the "Base
Salary") and (ii) a discretionary bonus in an amount to be
determined each year in accordance with Electro Rent's practices for its senior officers.  No additional compensation shall be payable to Executive by reason of the number of hours worked or any hours worked on Saturdays, Sundays or holidays, by reason of special responsibilities assumed, special projects completed or performance goals attained, or otherwise

4.        Benefits.

   4.1. Benefits.  During the Employment Period, Electro Rent shall provide Executive with those employment benefits generally
available to its senior executive officers, as such benefits may be modified from time to time in Electro Rent's sole and absolute discretion.

   4.2. Expenses.  Electro Rent shall repay or reimburse Executive for ordinary and necessary business expenses incurred on behalf of
Electro Rent during the Employment Period, to the extent compatible with, and subject to the verification and substantiation
documentation and procedures applicable under, Electro Rent's general policies for its senior executive officers.  Executive shall keep accurate and complete records of all such expenses, including, but not limited to, proof of payment and purpose.

   4.3. Vacation and Sick Leave.  During the Employment Period,
Executive shall be entitled to a paid annual vacation in accordance with the policies for Electro Rent's senior executive officers as modified from time to time by it in its sole and absolute
discretion.

   4.4. Stock Options.  Executive has received various stock options under Electro Rent's Stock Option Plans options, which are
unaffected by the execution of this Agreement.

5.   Effect of Termination.

   5.1. Payment upon Termination.  Upon any termination of Executive's employment, except as set forth in Section 5.2, Electro Rent's sole obligation shall be to pay to Executive (or, if applicable, to
Executive's estate) all amounts accrued and unpaid as of the date of termination in respect of (i) Executive's salary for periods through such date, (ii) vacation pay to the extent consistent with
Electro Rent's policies in effect from time to time during the
Employment Period regarding entitlement to payment in respect of accrued but unused vacation time, and (iii) any reimbursement for expenses owing to Executive pursuant to Section 5.1.

   5.2. Termination Without Cause or for Good Reason.

          5.2.1.    Following Material Change.  If at any time during the 18
months following a Material Change, Electro Rent terminates
Executive other than for Cause, or if Executive terminates for Good
Reason, then in addition to amounts that Executive is entitled to receive under Section 5.1, (1)  Executive shall be entitled to receive as a severance payment two times Executive's Base Salary in effect at that time, payable, at the Company's option, either (i)
in monthly installments over two years or (ii) as one accelerated lump sum as soon as practically possible, with an appropriate discount to reflect such acceleration and (2) the vesting of all of
Executive's options granted by the Company shall be immediately accelerated.

          5.2.2.    At Other Times.  If at any other time Electro Rent
terminates Executive other than for Cause, or if Executive
terminates for Good Reason, then in addition to amounts that
Executive is entitled to receive under Section 5.1, Executive shall be entitled to receive as a severance payment an amount equal to one year of Base Salary in effect at that time, payable, at the
Company's option, either (i) in monthly installments over one year or (ii) as one accelerated lump sum as soon as practically
possible, with an appropriate discount to reflect such
acceleration.

In addition, in both cases 5.2.1 and 5.2.2, (1) upon payment of
Electro Rent's bonus pool (if any) for its employees (including
Executive) for the year in which the termination occurs (the "Final
Bonus Pool"), Executive will be paid (at the same time as other bonuses from the Final Bonus Pool are paid) a share of any Final
Bonus Pool equal to Executive's share of the comparable bonus pool for the immediately prior year times the percentage of the year which passed prior to the Date of Termination and (2) the Company will reimburse Executive for any COBRA payments for the 12 months following the Date of Termination.

   5.3. Tax Effect of Payments.  In the event that it is determined that any payment or distribution of any type to or for the benefit of Executive made by Electro Rent, any of its affiliates, any person who acquires ownership or effective control of Electro Rent or ownership of a substantial portion of Electro Rent's assets
(within the meaning of section 280G of the Internal Revenue Code of
1986, as amended, and the regulations thereunder (the "Code")) or any affiliate of such person, whether paid or payable or
distributed or distributable pursuant to the terms of this
Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then such payments or
distributions shall be limited to such amount which would result in no portion of the payments or distributions being subject to the
Excise Tax.   The benefits to be limited may be selected by
Executive as long as he provides a prioritized list within ten (10)
days of being notified by Electro Rent of the need for a limitation on Total Payments.

   5.4. Exclusivity of Remedies.  Executive agrees that the rights and entitlements set forth in this Section 5 are his exclusive
contractual and severance rights and entitlements from Electro Rent and any affiliated entity upon and as a result of the termination of Executive's employment with Electro Rent, and upon termination
Electro Rent shall be released from all other obligations under this Agreement, and the Company may require that Executive will sign a reasonable release to that effect as a condition to any severance payments.

6.        Covenants.

   6.1. Employment Exclusive.  During the Employment Period, Executive
(i) shall devote all his working time, attention, skill and efforts to the business and affairs of Electro Rent, (ii) shall use his best efforts to promote the success of Electro Rent's business;
(ii) shall observe and comply with all reasonable rules,
regulations, policies and practices promulgated to its employees
(including Executive) by Electro Rent, (iv) shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation for, any other person, enterprise, business, company, corporation, partnership, firm, association without the prior written consent of Electro Rent, and
(v) except as permitted under Electro  Rent's policies for senior officers as in force from time to time, shall not own any interest in any entity or individual that (a) competes with Electro Rent in
Electro Rent's business as it is then conducted or (b) is a
material supplier or vendor to Electro Rent.

   6.2. Confidential Information.  Executive previously signed a copy of Employers' confidentiality policy and agrees to abide by it (as amended from time to time) during and after the Employment Period.

7.        Miscellaneous.

   7.1. Agreement Authorized.  Executive hereby represents and warrants that he is free to enter into this Agreement and to render his services pursuant to this Agreement without breach of any contract or law, that he is not employed by, or hold any offices with any other entities, and that he is not subject to any
obligation or restriction that would prevent him from discharging his duties under this Agreement, and agrees to indemnify and hold harmless Electro Rent from and with respect to any liability, damages or costs, including attorneys' fees, arising out of any breach by Executive of this representation and warranty.  Electro
Rent hereby represents and warrants that any required authorization of this Agreement by its Board has been obtained.

   7.2. Notices.  Any notice required or desired to be given to
Electro Rent or to Executive shall be given in writing, and shall be addressed (i) to Electro Rent at its principal place of
business, and (ii) to Executive at his most recent home address in the records of Electro Rent, or to such other address as that party may hereafter designate in writing, and shall be sufficiently given by actual delivery thereof to Electro Rent or Executive, as the case may be, or by telegraph or registered mail, postage prepaid, return receipt requested, addressed to the other party as
aforesaid, and the date of delivery, mailing or telegraphing shall be the date of the giving of such notice.

   7.3. Payment of Taxes.  To the extent that any taxes become payable by Executive by virtue of any payments made or benefits conferred by Electro Rent, Electro Rent shall not be liable to pay or
obligated to reimburse Executive for any such taxes or to make any adjustment under this Agreement.  Any payments otherwise due under this Agreement to Executive, including, but not limited to, the
Base Salary and any bonus or severance, may be reduced by any required withholding for Federal, State and/or local taxes and other appropriate payroll deductions.  Any payments due hereunder may be adjusted as reasonably required to comply with the terms of
Section 409A of the Internal Revenue Code, while attempting to achieve a result whose economic impact is as similar as possible to that contemplated hereunder.

   7.4. Insurance.  Electro Rent may, from time to time, apply for and take out, in its own name and at its own expense, life, health, accident, disability or other insurance on Executive in any sum or sums that it may deem necessary to protect its interests, and
Executive shall aid and cooperate in all reasonable respects with
Electro Rent in procuring any and all such insurance, including, without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an
application or applications for such insurance may be made by or for Electro Rent.

   7.5. Assignment.  This Agreement is a personal contract, and the rights, interests and obligations of Executive under this Agreement may not be sold, transferred, assigned, pledged or hypothecated, except that this Agreement may be assigned by Electro Rent to any corporation or other business entity which succeeds to all or substantially all of the business of Electro Rent through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of Electro Rent and which assumes
Electro Rent's obligations under this Agreement.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon any such successor to the business of Electro Rent.

   7.6. Entire Agreement.  This Agreement sets forth the entire understanding of the parties with respect to the employment
relationship, including the commencement and termination of the employment relationship, and supersedes any and all prior
agreements or understandings between the parties relating to such subject matter. No person has any authority to make any
representation or promise on behalf of any of the parties which is inconsistent with the representations set forth in the Agreement and the Agreement has not been executed in reliance on any promise or representation not set forth in the Agreement.

   7.7. Modification, Waiver and Amendment.  None of the terms or provisions of this Agreement shall be modified or waived, and this
Agreement may not be amended or terminated, except by a written instrument signed by the party against which any modification, waiver, amendment or termination is to be enforced.  No waiver of any one provision shall be considered a waiver of any other
provision, and the fact that an obligation is waived for a period of time or in one instance shall not be considered to be a
continuing waiver.

   7.8. Cooperation.  Each party hereto agrees to execute any and all further documents and writings and perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the provisions hereof.

   7.9. Governing Law.  This Agreement concerns a California resident, and all questions with respect to this Agreement and the rights and liabilities of the parties shall be governed by the laws of that state, regardless of the choice of law provisions of California or any other jurisdiction.

   7.10.     Litigation.  Executive agrees to render assistance,
advice and counsel to Electro Rent at its request regarding any matter, dispute or controversy with which Electro Rent may become involved and of which Executive has or may have reason to have knowledge, information or expertise.  Such services will be without additional compensation if Executive is then employed by Electro
Rent and for reasonable compensation and subjected to his
reasonable availability if he is not.

   7.11.     Rules of Construction.

          7.11.1.   Headings.  The Section headings in this Agreement are
inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.

          7.11.2.    Tense and Case.  Throughout this Agreement, as the
context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.  The term
"including" means "including but not limited to" unless the context otherwise requires.

          7.11.3.    Severability.  Nothing contained in this Agreement shall
be construed so as to require the commission of any act contrary to law and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or
regulation, contrary to which the parties have no right to
contract, the latter shall prevail, but in such event any provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

          7.11.4.     Counterparts.  This Agreement may be executed in two
counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     EXECUTIVE ACKNOWLEDGES HAVING CAREFULLY READ, UNDERSTOOD ALL
OF THE PROVISIONS IN THIS AGREEMENT AND HAVING NEGOTIATED SUCH
PROVISIONS.  EXECUTIVE ACKNOWLEDGES THAT HE HAS AN OPPORTUNITY TO
CONSULT WITH COUNSEL OF HIS CHOICE.  EXECUTIVE KNOWS THAT HE CANNOT
RELY ON ANY STATEMENT OUTSIDE OF (i) THIS AGREEMENT OR (ii) A
FORMAL WRITTEN AMENDMENT OF THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first written above.

                         "Executive"

                         /s/ Craig R. Jones
                         ------------------------------------------
                         Signature

                         "Electro Rent"
                         Electro Rent Corporation

                         By: /s/ Daniel Greenberg
                         ------------------------------------------
                         Daniel Greenberg, Its CEO

                            Schedule 0

                            Definitions

     "Cause" shall exist if any one or more of the following should occur:  Executive's (a)  material breach of, this Agreement, or failure to comply with a reasonable direction of Electro Rent, which remains in any such case uncured for more than ten (10) days after a written warning (except in the case of a willful failure to perform his duties or a willful breach, which shall require no warning), (b) breach of his fiduciary duty to Electro Rent,
(c) indictment (or equivalent) for a felony or other serious crime,
(d) inability for any reason to render full services as
contemplated by this Agreement for a period of twenty-six (26)
consecutive weeks, or eight (8) months in any twelve month period, or (e) commission of a wrongful act that would make the continuance of his employment by Electro Rent materially detrimental to Electro
Rent.  No act, or failure to act, on Executive's part shall be considered "willful" if it was done, or omitted to be done, by him in good faith with a reasonable belief that it was not contrary to the best interest of Electro Rent.

The "Employment Period" means the period from the date hereof through the effective date of any termination.

"Good Reason" shall exist if Electro Rent (i) materially breaches this Agreement; (ii) requires Executive  to relocate the principal place of his services more than twenty (20) miles from the location at which Executive performed Executive's duties prior to such relocation; (iii) fails to provide Executive with compensation and benefits in the aggregate on terms not materially less favorable in the aggregate than those enjoyed by Executive under this Agreement immediately prior to the Material Change, or the subsequent taking of any action that would materially reduce any of Executive's compensation and benefits in effect at the time of the Material
Change unless such compensation and benefits are substantially equally reduced for executive officers of Electro Rent as a group
(as measured by a percentage) and there is less than a ten percent
(10%) reduction in compensation or benefits; or (iv) assigns to
Executive duties materially and adversely inconsistent with
Executive's positions prior to the Material Change (this includes a change in reporting responsibilities, authority including title, or responsibilities; provided, however, a lateral transfer within
Electro Rent or to an affiliate shall not be provide ground for
Good Reason), and in each case such matter continues for more than ten (10) days after written notice from Executive (except in the case of a willful breach, which shall require no warning). No act, or failure to act, on Electro Rent's part shall be considered
"willful" if it was done, or omitted to be done, in good faith without the intent to violate Executive's rights.

A "Material Change" shall be deemed to have occurred if (i) there shall be consummated any consolidation or merger of Electro Rent, or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Electro Rent other than a transaction or series of related transactions in which the holders of Electro Rent's common stock immediately prior to the merger or consolidation have at least seventy five percent (75%) ownership of the voting capital stock of the surviving corporation immediately after the
transaction or series of related transactions, or (ii) any person
(as such term is used in Sections 13(d) and 14(d)(2) of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"))
shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty five percent (25%) or more of
Electro Rent's outstanding Common Stock, excluding persons and affiliates of persons who have been 5% stock holders of Electro
Rent for at least one year, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by Electro Rent's shareholders, of each new director was approved by a vote of the directors then still in office who were directors at the beginning of the period.  For purposes of Section 5, the occurrence of two or more of the events constituting a Material Change which are the result of the same or related transaction(s) shall be deemed a single Material Change and its date shall be the date the first such event occurred.  For example, a merger in which former shareholders of Electro Rent received less than 75% of the voting capital stock of the surviving corporation followed by a change in Electro Rent's Board falling within clause (iii) above and contemplated by said merger shall be deemed a single Material Change as of the date of said merger.